Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) of Arcos Dorados Holdings Inc. for the registration of 12,676,018 class A shares of common stock of our report dated February 28, 2011 (except for the effect of the stock split and for the other matters described in Notes 22, 23 and 26, as to which the date is March 25, 2011), with respect to the consolidated financial statements of Arcos Dorados Holdings Inc. included in the Registration Statement on Form F-1 (Registration No. 333-173063).

Buenos Aires, Argentina

April 13, 2011

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global